UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2017

NOBLE MIDSTREAM PARTNERS LP
(Exact name of Registrant as specified in its charter)

Delaware	001-37640	47-3011449
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way, Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition of Disposition of Assets.
On April 3, 2017, Trinity River DevCo LLC (“Trinity”), an indirect wholly owned subsidiary Noble Midstream Partners LP (the “Company”), and Plains Pipeline, L.P. (“Plains”), a wholly owned subsidiary of Plains All American Pipeline L.P. (“PAA”), completed the acquisition of Advantage Pipeline, L.L.C. (“Advantage”) through a newly formed 50/50 joint venture (the “Advantage Joint Venture”). Advantage owns a 16-inch crude oil pipeline system extending approximately 70 miles from Pecos, Texas to Crane County, Texas.

The Advantage Joint Venture was formed on April 3, 2017 when Trinity and Plains each acquired a 50% membership interest in Advantage Pipeline Holdings LLC. Trinity contributed $66.5 million in cash in exchange for its 50% interest in the Advantage Joint Venture, which was funded with available cash and borrowings under the Company’s revolving credit facility. Plains contributed $26.3 million in cash and approximately 1.3 million common units of PAA in exchange for its 50% interest in the joint venture. The Advantage Joint Venture used the contributions to acquire Advantage for a purchase price of $133 million. Trinity’s acquisition of its 50% interest in the Advantage Joint Venture was completed pursuant to the terms of a Subscription Agreement dated February 12, 2017 among Trinity, Plains and Advantage Pipeline Holdings LLC, filed as Exhibit 2.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2017. In connection with the formation of the Advantage Joint Venture, the Company agreed to guarantee Trinity’s payment obligations in the event the joint venture requires its members to make additional capital contributions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE MIDSTREAM PARTNERS LP

		By:	Noble Midstream GP, LLC,
Its General Partner

Date:	April 7, 2017	By:	/s/ Aaron G. Carlson
Aaron G. Carlson
Assistant Secretary